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                                                                     EXHIBIT 8.2

                    [DRINKER BIDDLE & REATH LLP LETTERHEAD]

                                 March 13, 1998

National Media Corporation
Eleven Penn Center, Suite 1100
1835 Market Street
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

     We have acted as special tax counsel to National Media Corporation, a Delaware corporation ("National Media"), in connection with the proposed transactions (the "Merger") contemplated by the Agreement and Plan of Reorganization and Merger dated as of January 5, 1998 (the "Merger Agreement") by and among ValueVision International, Inc., a Minnesota Corporation, National Media and V-L Holdings Corp., a Delaware corporation ("Parent"). In that connection, we have participated in certain aspects of the preparation of a Registration Statement under the Securities Act of 1933 on Form S-4 (the "Registration Statement"), including a Joint Proxy Statement/Prospectus of National Media and ValueVision dated March 13, 1998. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

     The facts as we understand them are set forth in the Registration Statement. Based on such facts, the discussion set forth under the caption, "THE MERGER -- Certain Federal Income Tax Consequences" in the Registration Statement is our opinion as to the material United States federal income tax consequences to stockholders of National Media expected to result from the receipt of Quantum Direct Common Stock pursuant to the Merger.

     This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all of which are subject to change either prospectively or retroactively. Also, any variation or difference from the facts as set forth in the Registration Statement and incorporated herein might affect the conclusion stated herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the sections captioned "QUESTIONS AND ANSWERS ABOUT THE NATIONAL MEDIA/VALUEVISION MERGER" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very Truly Yours,

                                          DRINKER BIDDLE & REATH LLP